Exhibit 99.1

Atlas Financial Holdings Announces 2015 Fourth Quarter Financial Results
Company to Hold Conference Call on Tuesday, March 8, 2016 at 8:30 a.m. ET
Fourth Quarter 2015 Financial Performance Summary (comparisons to Fourth Quarter 2014 unless noted):

•	Gross premium written increased by 98.9% to $52.4 million, which included an increase of 100.1% in our core commercial auto business

•	In-force premium at December 31, 2015 was $210.6 million

•	Pre-tax income from operating activities was $6.0 million, or $0.48 per diluted share, compared to $4.0 million, or $0.33 per diluted share[1]

•	After-tax income from operating activities was $3.9 million, or $0.31 per diluted share, compared to $2.7 million, or $0.22 per diluted share[1]

•	Combined ratio improved by 0.2 percentage points to 88.2%

•	Underwriting income improved to $5.0 million as compared to $3.2 million

•
For the three month period ended December 31, 2015, net income was $4.3 million on a fully tax effected basis compared to $9.4 million which included $7.1 million of tax benefit resulting from the Company's treatment of DTAs in 2014

•
Net earnings per diluted common share were $0.34 for the three month period ended December 31, 2015 compared to $0.77 for the three month period ended December 31, 2014 which included $0.58 per diluted share of tax benefit resulting from the Company's treatment of DTAs in 2014

•	Book value per common share on December 31, 2015 was $10.15, compared to $9.08 at December 31, 2014

•	Annualized after tax ROCE was 14.1% in the fourth quarter 2015[1]
1 - See the 'Use of Non-GAAP Financial Measurements' section later in this press release for definitions
Chicago, Illinois (March 7, 2016) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today reported its financial results for the fourth quarter ended December 31, 2015.

Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, “We are pleased with our strong financial results for the quarter and year-end, driven by solid underwriting gains and continued growth in our specialty core light commercial vehicle business, especially in light of the challenges faced by the broader commercial auto insurance industry. Gross written premiums in our core commercial auto business for the quarter doubled as a result of the successful acquisition of Global Liberty, coupled with strong organic growth. Throughout 2015, we continued to gain share and improve operating efficiency as we expanded vertically across our nationwide distribution channel. We achieved a strong underwriting result and combined ratio for both the quarter and the year, and produced ROE in excess of the P&C industry.”

Exhibit 99.1

Financial and Operational Review
Premium Written: For the three month period ended December 31, 2015, gross premium written increased 98.9% to $52.4 million compared to $26.4 million for the three month period ended December 31, 2014. Growth in gross premium written for the quarter included $12.9 million of gross written premium related to the Global Liberty acquisition. Overall gross premium written for the three month period ended December 31, 2015 increased by 98.9% to $52.4 million, which included an increase of 100.1% in our core commercial auto business. Organic growth and acquired premium coupled with improved pricing activity across the Company’s core lines continued to drive results. Without the additional premium from Global Liberty and excluding the New York Excess Taxi program, year over year organic growth for the fourth quarter of 2015 would have been 49.8%. As at December 31, 2015, in-force premium was $210.6 million and the Company’s gross unearned premium reserve was $108.2 million.

Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes core business in 41 of these states. Compared to the three month period ended December 31, 2014, Atlas experienced growth in core business gross premium written in 38 states for the three month period ended December 31, 2015. In 9 of those 38 states, Atlas experienced quarter over quarter growth of greater than 100% due to a continuing positive response from both new and existing agents to Atlas' value proposition and the current market environment.

Combined Ratio: Atlas' combined ratio improved for the three month period ended December 31, 2015 to 88.2%, compared to 88.4% in the prior year period.

•
Loss Ratio: The loss ratio relating to claims incurred for the three month period ended December 31, 2015 was 60.9% compared to 61.7% for the three month period ended December 31, 2014. Although the Q4 2015 loss ratio was higher than Q3 2015 due to business mix, it was lower than the same quarter in 2014 as a result of favorable pricing activity in the past year. The Company continues to see incremental opportunities to leverage decades of experience in the claims area coupled with underwriting opportunities to increase expected margin in subsequent quarters. As previously announced, we are also leveraging predictive analytics in the claim area to further build on the experience and expertise within our organization. On a year over year basis, we continue to expect our loss ratio to trend in a positive direction based on prior year and potential future underwriting and claims activities. To achieve this, Atlas utilizes data and experience accumulated over its operating subsidiaries’ many years spent focusing on niche target markets to model potential risk and deliver value in terms of claims and other areas of support.

•
Underwriting Expense Ratio: The ratio for the combination of acquisition costs and other underwriting expenses excluding share based compensation expense was in our target range at 26.3 % as compared to 25.9% for the three month period ended December 31, 2014. Year over year organic premium growth in the quarter was at the high end of the Company’s previously provided overall range of 30% - 50%. Expenses in the quarter

Exhibit 99.1

include the cost of the incremental hiring and infrastructure investment necessary to support this growth rate and deliver our strong value proposition to agents and policyholders.

The table below details the comparisons of each component of the Company's combined ratio for the periods indicated (after accounting for the effect of quota share reinsurance):

	Three Month Periods Ended
	December 31, 2015	December 31, 2014
Loss Ratio	60.9%	61.7%
Underwriting Expense Ratio:
Acquisition cost ratio	11.0%	13.9%
Other underwriting expense ratio	14.5%	12.0%
Underwriting expense ratio before amortization of intangible assets and stock based compensation expenses	25.5%	25.9%
Amortization of intangible assets	0.8%	—%
Stock based compensation expense ratio	1.0%	0.8%
Underwriting expense ratio	27.3%	26.7%
Total combined ratio	88.2%	88.4%
Atlas’ underwriting expense ratio excluding the impact of share based compensation expenses but including amortization of intangible assets related to the Global Liberty acquisition was 26.3% and is falling within our target range of 24.5% - 26.5%.

As the Company continues the use of quota share reinsurance, and potentially increases the percentage of ceded premiums under its contract, the impact on the individual ratios of acquisition cost and other underwriting expense will become more significant. On a pro-forma basis, as if there was no quota share reinsurance in place (which demonstrates the improvement the Company achieved in terms of operating efficiency in the past year), the components of the underwriting expense ratio for the fourth quarter of 2015 as compared to 2014 would have been as follows:

	Three Month Periods Ended
	December 31, 2015	December 31, 2014
Acquisition costs	14.0%	14.5%
Other underwriting expense	12.3%	16.1%
Amortization of intangible assets	0.6%	—%
Share based compensation expense	0.9%	0.8%

Underwriting Results: Underwriting profit increased to $5.0 million for the three month period ended December 31, 2015, compared to $3.2 million in the same period of the prior year, representing a 56.6% increase.

Net Income before Taxes: Net income before taxes increased to $6.0 million for the three month period ended December 31, 2015, compared to $3.6 million in the same period of the prior year, representing a 68.2% increase.

Income Taxes: Atlas recognized tax expense of $1.7 million for the three month period ended December 31, 2015 compared to a tax benefit of $5.9 million for the three month period ended December 31, 2014 due to the impact of

Exhibit 99.1

the valuation allowance reversals, effective as of December 31, 2014, which had offset the federal income tax expense for periods prior to 2015.

Deferred Tax Assets: In 2014, Atlas determined that it is more likely than not that the Company will be able to fully utilize its net deferred tax assets. Accordingly, the Company recorded an entry to release the remaining valuation allowance. This resulted in a book value increase of $6.6 million or $0.54 per diluted common share for the quarter ended December 31, 2014 and an increase of $9.4 million or $0.81 per diluted common share for the full year ended December 31, 2014. For the year 2015, Atlas’ GAAP results reflect the full U.S. corporate tax rate.

Net Income: Atlas reported net income of $4.3 million for the three month period ended December 31, 2015, compared to $9.5 million for the three month period ended December 31, 2014.

Income from operating activities is an internal performance measure used in the management of the Company's operations. It represents operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings, non-recurring and atypical costs and other items. Income from operating activities should not be viewed as a substitute for U.S. Generally Accepted Accounting Principles (U.S. GAAP) net income.

Atlas' pre-tax income from operating activities for the three month period ended December 31, 2015 was $6.0 million, or $0.48 per common share diluted, compared to $4.0 million, or $0.33 per common share diluted, for the three month period ended December 31, 2014.

The table below reconciles U.S. GAAP net income to after-tax income from operating activities and the per diluted common share impact ($ in '000s, except per share amounts):

	Three Month Periods Ended
	December 31, 2015		December 31, 2014
U.S. GAAP net income	$4,333	$0.34	$9,458	$0.77
Less: other income	36	—	1	—
Less: net investment gains	119	0.01	150	0.01
Add: expenses incurred related to Anchor acquisition	14	—	458	0.04
Add: interest expense	150	0.01	—	—
Add: deferred income taxes	(416)	(0.03)	(7,093)	(0.58)
After-tax operating income	$3,926	$0.31	$2,672	$0.22

Earnings per share (“EPS”): Atlas generated $0.34 per common share diluted for the three month period ended December 31, 2015. This compares to $0.77 per common share diluted as reported for the three month period ended December 31, 2014. Excluding the impact of the valuation allowance reversals recorded in the prior year quarter, earnings per common share diluted would have been $0.23 for the three month period ended December 31, 2014.

Exhibit 99.1

Share Count: The following chart illustrates Atlas’ potential dilutive common shares for the three month periods ended December 31, 2015 and 2014:

	Three Month Periods Ended
	December 31, 2015	December 31, 2014
Weighted average common shares outstanding	12,031,861	11,808,624
Dilutive potential ordinary shares:
Dilutive stock options	197,593	165,389
Dilutive shares upon preferred share conversion	573,444	254,000
Dilutive average common shares outstanding	12,802,898	12,228,013

Balance Sheet/Investment Overview
Book Value: Book value per common share was $10.15 based on 12,045,519 common shares outstanding at December 31, 2015, compared to $9.08 based on 11,808,624 common shares outstanding at December 31, 2014. Book value per common share of $10.15 increased by $1.07 relative to December 31, 2014 as follows:
$1.29 increase related to net income after tax and before items indicated below;
$0.05 increase related to the change in net realized investment gains after tax;
($0.02) decrease related to the preferred share dividend liquidation;
($0.09) decrease related to the change in unrealized gains/losses after tax;
($0.03) decrease related to share based compensation; and
($0.13) decrease related to expenses incurred with the acquisition of subsidiaries.
$1.07 total increase from December 31, 2014 book value per common share

Cash and Invested Assets: Cash and invested assets at December 31, 2015 totaled $233.3 million as compared to $180.0 million as at December 31, 2014. Approximately $19 million of cash on hand was used in connection with the acquisition of Global Liberty Insurance Company of New York and affiliated companies in the first quarter of 2015. The increase in cash and invested assets was largely due to the addition of invested assets acquired with Global Liberty and the amounts drawn against the line of credit.

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in fixed income securities with overall durations that correlate with the payout patterns of Atlas' claims liabilities and other liquidity needs. At December 31, 2015, both the average life and duration on the Company's portfolio was 4.1 years. The Company's investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.

Investment Income / Yield: Atlas generated net investment income of $1.1 million and $884,000 for the quarters ended December 31, 2015 and 2014, as well as $183,000 and $228,000 of realized gains, respectively. This resulted in an overall annualized investment yield of 2.2% for the quarter ended December 31, 2015. The increase in net investment

Exhibit 99.1

income is the result of the performance on other investments from the prior year period. Atlas had average securities at cost of $233.1 million and $179.7 million at December 31, 2015 and 2014, respectively. The increase in average securities at cost is the result of the invested assets obtained with the Global Liberty acquisition and the amounts drawn against the line of credit.

Outlook for 2016
Mr. Wollney continued, “We are regularly renewing business at rate levels that support our underwriting profit margin targets and are binding new business with incremental rate. This pricing trend, coupled with improved loss performance, operating efficiency and growth in each of our geographic markets, supports our expectation that we will deliver an ROE that exceeds the insurance industry by 500 to 1,000 bps. We expect our ROE to continue improving in the coming year as we both grow in scale and benefit from the investments in our people and technology made in the past year. We are estimating that Atlas will generate between $260 - $290 million of gross premium written in 2016. The Company has a strong financial position and plans to self-fund this growth in 2016 by utilizing the capital initiatives put in place in 2015. As always, our focus is optimizing underwriting profit and ultimately return on equity as opposed to top-line growth on an absolute basis. We expect to leverage our infrastructure and grow our customer base within current niche markets while we begin to explore potential horizontal expansion for the future.”

Conference Call Details
Date/Time:            Tuesday, March 8, 2016 - 8:30 a.m. ET
Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas".

An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q4-2015. Audio and a transcript of the call will be archived on the Company’s website.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit,

Exhibit 99.1

limousine/livery and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Additional information about Atlas, including a copy of Atlas' 2015 Annual Report on Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Use of Non-GAAP Financial Measurements
Some of the measurements we use are "non-U.S. GAAP financial measurements" under SEC rules and regulations. We use these non-U.S. GAAP financial measurements in order to present our financial condition and results of operations in the way we believe will be most meaningful and representative of our business results. When we use these measures, reconciliations to the most comparable GAAP measure are provided. The non-GAAP financial measurements that we present may not be comparable to similarly-named measures reported by other companies.
Statutory income tax is the rate that is imposed on taxable income of corporations.
Income from operating activities, before tax includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, legal and professional expense incurred related to business combinations, net impairment charges recognized in earnings and other items. Underwriting income is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, policy acquisition costs and general operating expenses.
After-tax return on average common equity ("ROCE") is derived by subtracting preferred share dividends accrued from net income and dividing by average common equity. Common equity is total shareholders' equity less preferred shares and cumulative preferred share dividends accrued. Average common equity is the average of common equity at the beginning and the ending of the reporting period.
Return on average common equity from operating activities ("Operating ROCE") is the sum of the underwriting income ratio, operating leverage ratio and investment income ratio. The underwriting income ratio is derived by dividing underwriting income (net of statutory income tax expense) by net earned premiums. The operating leverage ratio is derived by dividing net premiums earned by average common equity. The investment income ratio is the product of the

Exhibit 99.1

annualized investment return ratio multiplied by the investment leverage ratio. The investment return ratio is derived by dividing investment income before realized gains (net of statutory income tax expense) by average cash and invested assets. The investment leverage ratio is derived by dividing average cash and invested assets by average common equity.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2015 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

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Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in '000s of US dollars, except for share and per share data)

	Three Month Period Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net premiums earned	$41,927	$27,289	$152,064	$98,124
Net investment income	1,085	884	3,976	3,110
Net realized investment gains	183	228	455	382
Other income	55	1	356	2
Total revenue	43,250	28,402	156,851	101,618
Net claims incurred	25,545	16,843	89,994	61,078
Acquisition costs	4,609	3,796	18,592	14,048
Other underwriting expenses	6,504	3,486	23,325	13,863
Amortization of intangible assets	315	—	315	—
Interest expense	230	—	638	—
Expenses incurred pursuant to Gateway stock purchase agreement	—	—	942	—
Expenses incurred related to acquisition of subsidiaries	21	694	999	694
Total expenses	37,224	24,819	134,805	89,683
Income from operations before income tax expense	6,026	3,583	22,046	11,935
Income tax expense (benefit)	1,693	(5,875)	7,616	(5,767)
Net income	4,333	9,458	14,430	17,702
Add: Discount realized on preferred share buyback	—	—	—	—
Less: Preferred share dividends	80	24	276	94
Net income attributable to common shareholders	$4,253	$9,434	$14,154	$17,608

Basic weighted average common shares outstanding	12,031,861	11,808,624	11,975,579	10,937,181
Earnings per common share, basic	$0.35	$0.80	$1.18	$1.61
Diluted weighted average common shares outstanding	12,802,898	12,228,013	12,735,679	11,341,588
Earnings per common share, diluted	$0.34	$0.77	$1.13	$1.56

Consolidated Statements of Comprehensive Income

Net income	$4,333	$9,458	$14,430	$17,702

Other comprehensive (loss) income:
Changes in net unrealized investment (losses) gains	(2,077)	281	(1,912)	2,029
Reclassification to income of net realized investment gains	4	85	203	257
Effect of income tax	721	(124)	597	(777)
Other comprehensive (loss) income	(1,352)	242	(1,112)	1,509
Total comprehensive income	$2,981	$9,700	$13,318	$19,211

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in '000s of US dollars, except for share and per share data)

	December 31, 2015		December 31, 2014
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $185,455 and $126,701)	$183,773		$126,949
Equity securities, at fair value (cost $4,147 and $2,220)	4,240		2,093
Other investments	22,937		14,366
Total Investments	210,950		143,408
Cash and cash equivalents	22,354		36,586
Accrued investment income	1,036		660
Premiums receivable (net of allowance of $846 and $560)	82,529		47,385
Reinsurance recoverables on amounts paid	3,277		2,230
Reinsurance recoverables on amounts unpaid	29,399		18,421
Prepaid reinsurance premiums	17,412		3,628
Deferred policy acquisition costs	10,235		8,166
Deferred tax asset, net	17,166		17,317
Goodwill	2,726		—
Intangible assets	4,925	—	740
Software and office equipment, net	2,589		2,819
Other assets	6,941		2,385
Assets held for sale	34		166
Total Assets	$411,573		$283,911

Liabilities
Claims liabilities	$127,011		$102,430
Unearned premiums	108,202		58,950
Due to reinsurers and other insurers	10,781		2,456
Note payable	17,500		—
Other liabilities and accrued expenses	18,457		10,676
Total Liabilities	$281,951		$174,512

Shareholders’ Equity
Preferred shares, $0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: 2015 - 6,940,500 and 2014 - 2,000,000. Liquidation value $1.00 per share	$6,941		$2,000
Ordinary voting common shares, $0.003 par value, 266,666,667 shares authorized, shares issued and outstanding: 2015 - 11,883,025 and 2014 - 11,638,723	36		34
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: 2015 and 2014 - 132,863	—		—
Additional paid-in capital	198,041		196,079
Retained deficit	(74,364)		(88,794)
Accumulated other comprehensive (loss) income, net of tax	(1,032)		80
Total Shareholders’ Equity	$129,622		$109,399
Total Liabilities and Shareholders’ Equity	$411,573		$283,911